Exhibit 99

Best Buy to Invite More Shoppers Inside Stores, No  Appointment Needed

MINNEAPOLIS, June 9, 2020 -- Best Buy Co., Inc. (NYSE: BBY) today announced that customers soon will be able to safely and freely shop at the majority of our stores without an appointment. Starting June 15, more than 800 locations across the country will begin allowing a limited number of people inside. We’ll also continue to offer contactless curbside pickup and in-store consultations for those who prefer to shop that way.

“Throughout the pandemic, nothing has been more important to us than the safety of our customers and employees,” said Ray Sliva, president of retail. “We’re now confident we can provide a safe experience for shoppers who want to visit our stores to browse, see tech products firsthand and get helpful advice from our Blue Shirts or Geek Squad Agents.”

Best Buy stores will continue to enforce social distancing by limiting the number of customers inside the store to 25% of capacity, which allows approximately 60 or more customers in a store depending on its size. If a store reaches the limit, stores will queue people in a line until they are able to shop. Stores also will have floor signage to help customers and employees maintain 6 feet of distance at all times.

To support this expanded store experience, we are bringing back more than 9,000 of our previously furloughed full- and part-time store employees and Geek Squad Agents.

Meanwhile, Best Buy will also begin resuming in-home consultations, which have all been conducted virtually since March. We will adhere to enhanced safety protocols while in customers’ homes, and we’ll continue to offer virtual consultations for anyone who prefers that.

A focus on safety

Throughout the pandemic, we have adapted our operations to keep our customers and employees safe. In March, we quickly switched our stores to contactless curbside pickup and suspended deliveries, installations and repairs in homes. We’ve since resumed those in-home services, with added safety precautions, and created the in-store consultation service.

Before deciding to allow customers to visit without an appointment, we evaluated health and safety data for each community where our stores are located. We worked closely with our field leaders to ensure we could provide the safest possible shopping experience for everyone involved and will continue to follow these steps when considering whether to make a similar experience available at our remaining Best Buy stores.

“Since the pandemic began, we’ve strived to provide customers with as many options as possible for how to safely get the technology they need,” Sliva said. “This is the next step in that plan.”

In addition to limiting the number of people inside the store and enforcing social distancing, we’ll also be following other safety guidelines that meet or exceed CDC recommendations, including:

•	Mandatory self-health assessments, including temperature checks, for all employees before each shift via Best Buy’s employee app.

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Requiring employees to wear protective gear, including face coverings, at all times. We ask that customers shopping in our stores also wear face coverings, and we will provide them for those who need them.

•	Frequent sanitization of areas and surfaces within the store, including demo products and checkout counters.

•	Acrylic shields at checkout counters between customers and employees.

•	Dedicated shopping hours (Wednesdays from 10-11a.m. local time) for our elderly and vulnerable shoppers so they can feel safe visiting our stores.

Visit www.bestbuy.com/site/store-locator to find more information about your local Best Buy store, including the current hours and services available.

Media Contact:
Press@bestbuy.com